Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Salient Midstream & MLP Fund and Salient MLP & Energy Infrastructure Fund:

We consent to the incorporation by reference in this Registration Statement on Form N-14 under the Securities Act of 1933 our reports on Salient Midstream & MLP Fund and Salient MLP & Energy Infrastructure Fund dated January 27, 2014. We also consent to the references to our firm under the headings “Financial Highlights” , “Appendix A Form of Agreement and Plan of Reorganization” and “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ KPMG LLP

Columbus, Ohio

August 22, 2014